Exhibit 99.1

AMERICREDIT REPORTS FIRST QUARTER 2004 OPERATING RESULTS

FORT WORTH, TEXAS October 23, 2003 – AMERICREDIT CORP. (NYSE: ACF) today announced net income of $33.3 million, or $0.21 per share, for its first fiscal quarter ended September 30, 2003. These results include costs and expenses of $29.0 million ($18.1 million after income taxes) related to the termination of the Company’s whole loan purchase facility, as previously announced. AmeriCredit earned $75.7 million, or $0.87 per share, for the same period a year earlier, which was the last quarter that the Company recognized gain on sale revenue.

Automobile loan purchases were $745.1 million for the first quarter of fiscal year 2004, in-line with the Company’s origination goal of approximately $750 million per quarter. Loan purchases for the same quarter last year were $2.4 billion. Managed auto receivables totaled $13.9 billion at September 30, 2003.

Annualized net charge-offs were 7.6% of average managed auto receivables for the September 2003 quarter, compared with annualized net charge-offs of 7.4% for the June 2003 quarter and 5.3% for the September 2002 quarter. Managed auto receivables more than 60 days delinquent were 2.9% of total managed auto receivables at September 30, 2003, compared with 3.3% at June 30, 2003, and 3.5% at September 30, 2002.

AmeriCredit’s unrestricted cash balance totaled $358.0 million at September 30, 2003, compared with $316.9 million at June 30, 2003. Distributions of $63.3 million, net of swap payments, for the month of September were received in October 2003 and are not included in the cash balance at September 30, 2003.

“During the past quarter our loan volume was on target, our credit statistics were stable and our cash position continued to improve,” said AmeriCredit CEO Clifton Morris. “While we’re pleased with the progress we’ve made, we must remain focused on executing our plan as we move into calendar year 2004 when we expect to receive a higher level of cash distributions from our securitization Trusts.”

Regulation FD

Pursuant to Regulation FD, the Company provides its expectations regarding future business trends to the public via a press release or 8-K filing. The Company anticipates some risks and uncertainties with its guidance as it continues to execute its revised operating plan implemented in February 2003. The guidance below, which is unchanged from the forecast provided in the press release dated August 25, 2003, incorporates the following assumptions:

•	Approximately $750 million in quarterly loan originations,

•	Stable credit quality, and

•	An increase in operating expenses as a percent of the managed portfolio as the portfolio balance declines.

Net income and EPS forecast

12 mos. ending 6/30/04
Net income ($ millions)	$125 – 155
Earnings per share	$0.80 – 0.99

AmeriCredit will host a conference call for analysts and investors today at 5:30 P.M. Eastern Daylight Time. For a live Internet broadcast of this conference call, please go to the Company’s web site to register, download and install any necessary audio software. For those who cannot listen to the live broadcast, a replay will be available shortly after the call.

About AmeriCredit

AmeriCredit Corp. is a leading independent middle-market auto finance company. Using its branch network and strategic alliances with auto groups and banks, the Company purchases retail installment contracts entered into by auto dealers with consumers who are typically unable to obtain financing from traditional sources. AmeriCredit has more than one million customers and approximately $14 billion in managed auto receivables. The Company was founded in 1992 and is headquartered in Fort Worth, Texas. For more information, visit www.americredit.com.

Except for the historical information contained herein, the matters discussed in this news release include forward-looking statements that involve risks and uncertainties detailed from time to time in the Company’s filings and reports with the Securities and Exchange Commission including the Company’s annual report on Form 10-K for the period ended June 30, 2003. Such risks include – but are not limited to – weakened economic conditions, adverse portfolio performance, declining wholesale values, reliance on warehouse financing and capital markets, fluctuating interest rates, increased competition, regulatory changes and exposure to litigation. These forward-looking statements are based on the beliefs of the Company’s management as well as assumptions made by and information currently available to Company management. Actual events or results may differ materially.

AmeriCredit Corp.

Consolidated Income Statements

(Unaudited, Dollars in Thousands, Except Per Share Amounts)

	Three Months Ended September 30,
	2003	2002
Revenue:
Finance charge income	$211,772	$90,629
Gain on sale of receivables	—	132,084
Servicing income	68,992	116,934
Other income	7,481	5,020

	288,245	344,667

Costs and expenses:
Operating expenses	80,984	115,826
Provision for loan losses	64,243	65,784
Interest expense	88,744	40,019
Restructuring charges	739	—

	234,710	221,629

Income before income taxes	53,535	123,038
Income tax provision	20,210	47,370

Net income	$33,325	$75,668

Earnings per share:
Basic	$0.21	$0.88

Diluted	$0.21	$0.87

Weighted average shares	156,467,588	85,839,717

Weighted average shares and assumed incremental shares	156,844,007	87,063,187

Consolidated Balance Sheets

(Unaudited, Dollars in Thousands)

	September 30, 2003	June 30, 2003	September 30, 2002
Cash and cash equivalents	$357,985	$316,921	$70,087
Finance receivables, net	5,404,569	4,996,616	2,041,316
Interest-only receivables from Trusts	214,949	213,084	556,285
Investments in Trust receivables	684,144	760,528	742,464
Restricted cash – gain on sale Trusts	383,557	387,006	386,499
Restricted cash – securitization notes payable	272,468	229,917	—
Restricted cash – warehouse credit facilities	327,376	764,832	226,465
Property and equipment, net	117,681	123,713	118,874
Other assets	236,742	315,412	225,112

Total assets	$7,999,471	$8,108,029	$4,367,102

Warehouse credit facilities	$1,373,616	$1,272,438	$1,820,409
Whole loan purchase facility	—	902,873	—
Securitization notes payable	3,848,446	3,281,370	—
Senior notes	370,634	378,432	381,676
Other notes payable	31,941	34,599	64,534
Funding payable	122,053	25,562	138,508
Accrued taxes and expenses	158,371	162,433	228,855
Derivative financial instruments	58,091	66,531	85,072
Deferred income taxes	110,849	103,162	147,207

Total liabilities	6,074,001	6,227,400	2,866,261
Shareholders’ equity	1,925,470	1,880,629	1,500,841

Total liabilities and shareholders’ equity	$7,999,471	$8,108,029	$4,367,102

Consolidated Statements of Cash Flows

(Unaudited, Dollars in Thousands)

	Three Months Ended Septmeber 30,
	2003	2002
Cash flows from operating activities:
Net income	$33,325	$75,668
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	42,319	11,153
Provision for loan losses	64,243	65,784
Deferred income taxes	401	5,561
Accretion of present value discount	(24,706)	(52,353)
Impairment of credit enhancement assets	13,255	18,309
Non-cash gain on sale of receivables	—	(124,831)
Other	1,950	6,029
Distributions from gain on sale Trusts – net of swap payments	82,292	63,262
Initial deposits to credit enhancement assets	—	(58,101)
Change in assets and liabilities:
Other assets	21,568	(24,724)
Accrued taxes and expenses	(2,482)	34,877
Purchases, principal collections and sales of receivables held for sale	—	1,922,076

Net cash provided by operating activities	232,165	1,942,710

Cash flows from investing activities:
Purchases and principal collections of receivables	(367,626)	(1,822,523)
Purchases of property and equipment	(1,454)	(2,841)
Net change in restricted cash and other	431,728	(165,777)

Net cash provided (used) by investing activities	62,648	(1,991,141)

Cash flows from financing activities:
Net change in warehouse credit facilities	101,178	69,332
Net change in whole loan purchase facility	(905,000)	—
Net change in securitization notes	567,922	—
Net change in senior notes and other	(17,844)	(43,440)
Proceeds from issuance of common stock	309	372

Net cash (used) provided by financing activities	(253,435)	26,264

Net increase (decrease) in cash and cash equivalents	41,378	(22,167)
Effect of Canadian exchange rate changes on cash and cash equivalents	(314)	(95)
Cash and cash equivalents at beginning of period	316,921	92,349

Cash and cash equivalents at end of period	$357,985	$70,087

Other Financial Data

(Unaudited, Dollars in Thousands)

			Three Months Ended September 30,
			2003	2002
Loan originations			$745,076	$2,419,084
Loans securitized			1,011,050	2,507,906

Average on-book receivables			$5,485,801	$1,958,487
Average gain on sale receivables			8,946,712	13,339,527

Average managed receivables			$14,432,513	$15,298,014

	September 30, 2003	June 30, 2003	September 30, 2002
On-book receivables	$5,763,000	$5,326,314	$2,156,471
Gain on sale receivables	8,174,857	9,562,464	13,590,732

Managed receivables	$13,937,857	$14,888,778	$15,747,203

	September 30, 2003	June 30, 2003	September 30, 2002
On-book receivables:
Principal	$5,763,000	$5,326,314	$2,156,471
Allowance for loan losses and nonaccretable acquisition fees	(358,431)	(329,698)	(115,155)

	$5,404,569	$4,996,616	$2,041,316

	6.2%	6.2%	5.3%

(% of ending managed receivables)	September 30, 2003	June 30, 2003	September 30, 2002
Loan delinquency:
31—60 days	7.6%	8.2%	7.6%
> 60 days	2.9	3.3	3.5

	10.5	11.5	11.1
Repossessions	1.3	1.2	1.1

	11.8%	12.7%	12.2%

			Three Months Ended September 30,
			2003	2002
Net charge-offs:
On-book			$56,420	$13,596
Gain on sale			221,413	191,685

			$277,833	$205,281

Net charge-offs as a percent of average managed receivables			7.6%	5.3%

The Company evaluates the profitability of its lending activities based partly upon the net margin related to its managed auto loan portfolio, including on-book and gain on sale receivables. The Company uses this information to analyze trends in the components of the profitability of its managed auto portfolio. Analysis of net margin on a managed basis allows the Company to determine which origination channels and loan products are most profitable, guides the Company in making pricing decisions for loan products and indicates if sufficient spread exists between the Company’s revenues and cost of funds to cover operating expenses and achieve corporate profitability objectives. Additionally, net margin on a managed basis facilitates comparisons of results between the Company and other finance companies (i) that do not securitize their receivables or (ii) due to the structure of their securitization transactions, are not required to account for the securitization of their receivables as a sale. The Company routinely securitizes its receivables and prior to October 1, 2002, recorded a gain on the sale of such receivables. The net margin on a managed basis presented below assumes that all securitized receivables have not been sold and are still on the Company’s consolidated balance sheet. Accordingly, no gain on sale or servicing income would have been recognized. Instead, finance charges would be recognized over the life of the securitized receivables as earned, and interest and other costs related to the asset-backed securities would be recognized as incurred.

	Three Months Ended September 30,
	2003	2002
Finance charge and other income	$609,256	$686,728
Interest expense	(198,834)	(201,990)

Net margin	$410,422	$484,738

	Three Months Ended September 30,
	2003	2002
Finance charge and other income	16.8%	17.8%
Interest expense	(5.5)	(5.2)

Net margin as a percent of average managed receivables	11.3%	12.6%

	Three Months Ended September 30,
	2003	2002
Operating expenses	$80,984	$115,826
Operating expenses as a percent of average managed receivables	2.2%	3.0%
Tax rate	37.75%	38.50%

The following is a reconciliation of finance charge and other income as reflected on the Company’s consolidated income statements to the Company’s managed basis finance charge and other income:

	Three Months Ended September 30,
	2003	2002
Finance charge and other income per consolidated income statements	$219,253	$95,649
Adjustment to reflect income earned on receivables in gain on sale Trusts	390,003	591,079

Managed basis finance charge and other income	$609,256	$686,728

The following is a reconciliation of interest expense as reflected on the Company’s consolidated income statements to the Company’s managed basis interest expense:

	Three Months Ended September 30,
	2003	2002
Interest expense per consolidated income statements	$88,744	$40,019
Adjustment to reflect interest expense incurred by gain on sale Trusts	110,090	161,971

Managed basis interest expense	$198,834	$201,990

Contact:

Investor Relations		Media Relations
Kim Pulliam	Jason Landkamer	John Hoffmann
(817) 302-7009	(817) 302-7811	(817) 302-7627